Exhibit 4.12

Form 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Reporting Issuer

NervGen Pharma Corp. (“NervGen” or the “Company”)

112-970 Burrard Street

Unit 1290

Vancouver, BC V6Z 2R4

Item 2.	Date of Material Changes

November 19, 2025

Item 3.	News Releases

A news release announcing the material change was disseminated on November 19, 2025 through Newsfile Corp’s distribution network, and a copy was filed on NervGen’s SEDAR+ profile at www.sedarplus.ca.

Item 4.	Summary of Material Changes

On November 19, 2025, the Company closed a non-brokered private placement of 4,785,674 units of the Company (each, a “Unit”) at a price of US$2.10 per Unit, for aggregate gross proceeds of US$10,049,915 (the “Non-Brokered Unit Offering”).

Item 5.	Full Description of Material Changes

On November 19, 2025, the Company closed the Non-Brokered Unit Offering of 4,785,674 Units for aggregate gross proceeds of US$10,049,915. Each Unit consisted of one common share in the capital of the Company (a "Common Share") and one-half of one Common Share purchase warrant (each whole warrant, a "Warrant"). The Warrants are valid for 36 months and each Warrant is exercisable into one Common Share at an exercise price of US$2.65.

NervGen intends to use the proceeds from the Non-Brokered Unit Offering toward advancing the Company's NVG-291 clinical development program and for general corporate purposes.

Brian Bayley, a director of the Company, and the Paul and Phyllis Fireman Charitable Foundation ("PFP Foundation") and the Paul Fireman 2006 Revocable Trust (the "PFP Trust"), entities associated with PFP Biosciences Holdings LLC ("PFP Biosciences"), an insider of the Company (collectively, the "Related Parties"), participated in the Non-Brokered Unit Offering. Such participation constitutes a "related party transaction" as defined under Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101") and TSX Venture Exchange Policy 5.9. The Company is exempt from the formal valuation requirement and minority shareholder approval requirement pursuant to sections 5.5(a) and 5.7(1)(a) of MI 61-101, respectively, as the fair market value of the securities to be issued to Related Parties and the consideration paid by Related Parties does not exceed 25% of the Company's market capitalization.

Prior to the Non-Brokered Unit Offering, (i) Brian Bayley owned and controlled 315,000 Common Shares, representing 0.43% of the issued and outstanding Common Shares, and 275,000 stock options of the Company and (ii) PFP Biosciences and associated entities owned and controlled 12,899,149 Common Shares, representing 17.5% of the issued and outstanding Common Shares, 6,439,574 Warrants and 390,000 stock options of NervGen.

Immediately following the Non-Brokered Unit Offering, (i) Brian Bayley owned and controlled 565,000 Common Shares, representing 0.72% of the issued and outstanding Common Shares, 125,000 Warrants, and 275,000 stock options of the Company, and (ii) PFP Biosciences and associated entities owned and controlled 14,708,673 Common Shares, representing 18.8% of the issued and outstanding Common Shares, 7,344,335 Warrants and 390,000 stock options of NervGen. The Warrants held by PFP Biosciences and associated entities contain a restriction on exercise of the Warrants that limits the holder thereof from owning more than 19.99% of the Common Shares of the Company.

The entities associated with PFP Biosciences acquired the Units for investment purposes and may acquire or dispose of securities of the company in the future in accordance with applicable securities laws.

The Non-Brokered Unit Offering was approved by the directors of the Company, with the directors having an interest in the transaction declaring their interest and abstaining from voting on the transaction. No materially contrary view was expressed nor was there any material disagreement in the approval process adopted by the directors. Each Related Party entered into a subscription agreement with NervGen in respect of the Non-Brokered Unit Offering containing standard terms for a transaction of this nature and on the same terms and conditions as the other investors in the Non-Brokered Unit Offering.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8.	Executive Officer

William Adams, Chief Financial Officer

Suite 1703, Three Bentall Centre

595 Burrard Street

Vancouver, BC V7X 1J1

Item 9.	Date of Report

November 26, 2025